SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 7, 2004

IMPAC MORTGAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-14100	33-0675505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Dove Street

Newport Beach, CA, 92660

(Address of principal executive offices including zip code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.	Other Events

On May 7, 2004, Impac Mortgage Holdings, Inc. (the “Company”) entered into an underwriting agreement relating to the sale of 1,500,000 shares of its common stock. Based on the public offering price of $19.75 per share, the Company will receive approximately $28.0 million in net proceeds from the sale of the shares of common stock, after payment of its estimated expenses related to the offering and underwriting discounts and commissions. The underwriters expect to deliver the shares of common stock on or about May 12, 2004. The Company has granted the underwriters a 30-day option to purchase up to an additional 225,000 shares of our common stock to cover over-allotments at the public offering price per share, less the underwriting discounts and commissions.

We are considering the issuance and sale of approximately $50 million to $75 million of a new series of preferred stock. It is anticipated that the new series of preferred stock will receive quarterly cumulative cash dividends at a specified coupon rate, have a liquidation preference, be redeemable after a period of time, generally not have voting rights but will have limited voting rights under certain circumstances and rank senior to our common stock with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up. We are also considering entering into a new equity distribution agreement that would be similar to previous agreements for the sale of shares of our common stock from time to time. Although we are currently contemplating these transactions, we cannot assure you that the final terms of the transactions will not be different, or have additional terms, than the terms as described above, that we will not issue and sell in excess of $75 million of a new series of preferred stock or that the transactions will be consummated.

ITEM 7.	Exhibits

(c) Exhibits

1.1	Underwriting Agreement, dated May 7, 2004, by and among Impac Mortgage Holdings, Inc., UBS Securities LLC, RBC Capital Markets Corporation and Roth Capital Partners LLC.

5.1	Legal Opinion of McKee Nelson LLP.

23.1	Consent of McKee Nelson LLP (contained in Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald M. Morrison

Ronald M. Morrison General Counsel and Secretary

Date:  May 7, 2004

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EXHIBIT INDEX

1.1	Underwriting Agreement, dated May 7, 2004, by and among Impac Mortgage Holdings, Inc., UBS Securities LLC, RBC Capital Markets Corporation and Roth Capital Partners LLC.

5.1	Legal Opinion of McKee Nelson LLP.

23.1	Consent of McKee Nelson LLP (contained in Exhibit 5.1).

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